UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

BIOFIELD CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-27848	13-3703450
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

175 Strafford Avenue, Wayne, PA 19087
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (215) 972-1717

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite #206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 22, 2010, Biofield Corp. (the “Company”) entered into a Reserve Equity Financing Agreement (the “REF Agreement”) with AGS Capital Group, LLC (“AGS”), pursuant to which AGS committed to purchase, from time to time over a period of two years, shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) for cash consideration up to $2 million, subject to certain conditions and limitations.

The Company is also required to pay AGS a fee of $120,000 in shares of restricted common stock of which 3,000,000 were issued upon signing the REF Agreement and the balance owed are issuable upon the Company increasing the authorized shares of common stock.

The following summary of the REF Agreement is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the agreement for a complete understanding of the terms and conditions associated with this financing.  The provisions of the REF Agreement, including without limitation the representations and warranties contained therein, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reserve Equity Financing Agreement

For a period of two years from the effectiveness of a registration statement, the Company may, from time to time, at its discretion, and subject to certain conditions that it must satisfy, draw down funds under the REF Agreement by selling shares of its Common Stock to AGS up to an aggregate of $2 million, subject to various limitations that may reduce the total amount available to the Company. The purchase price of these shares will be discounted by 50% to 90% of the lowest closing bid price during the five consecutive trading days after the Company gives AGS a notice of an advance of funds (an “Advance”), under the REF Agreement.  If the stock price is below $.11, then the discount will be 50%.  If the stock price is between $.11 and $.19, then the discount will be 20%.  If the stock price is above $.20, then the discount will be 10%.

The Company’s ability to require AGS to purchase its Common Stock is subject to various conditions and limitations. The maximum amount of each Advance is equal to the greater of $10,000 or 500% of the product of the average of the daily trading volume of the 10 trading days immediately preceding the Dave Date multiplied by the average of the 10 daily closing prices immediately preceding the advance date.   In addition, a minimum of five calendar days must elapse between each notice of Advance and AGS’ ownership may not exceed 9.99% of the then outstanding shares of common stock.

The REF Agreement contains representations and warranties by us and AGS which are typical for transactions of this type.  The REF Agreement also contains a variety of covenants by us which are typical for transactions of this type. The REF Agreement obligates the Company to indemnify AGS for certain losses resulting from a misrepresentation or breach of any representation or warranty made by us or breach of any obligation of ours. AGS also indemnifies the Company for similar matters.

Item 3.02         Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

In addition, the Company is relying on an exemption from the registration requirements of the Act for the private placement of the securities we have issued under the purchase agreement pursuant to Section 4(2) of the Securities Act.

Item 9.01.   Financial Statements and Exhibits

4.1	Reserve Equity Financing Agreement, dated June 22, 2010, by and between AGS Capital Group, LLC and Biofield Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOFIELD CORP.,

Date: August 13, 2010	By:	/s/ David Bruce Hong
David Bruce Hong
Chief Executive Officer